Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.1.2

We consent to the incorporation by reference of our reports dated February 4, 2025, relating to (i) the consolidated financial statements and financial statement schedule of The Dow Chemical Company and subsidiaries (“TDCC”) and (ii) the effectiveness of TDCC's internal control over financial reporting, appearing in the Annual Report on Form 10-K, filed jointly by Dow Inc. and The Dow Chemical Company, for the year ended December 31, 2024, in the following Registration Statements of The Dow Chemical Company:

Form S-3:

No.	333-265556-01

Form S-4:

Nos.	333-234108

Form S-8:

Nos.	33-61795
333-40271
333-91027
333-103519
333-220352

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
February 4, 2025

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